Exhibit 99.1

news release

Enbridge Energy Partners reports record earnings and declares cash distribution for first quarter 2008

Houston, April 28, 2008 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.95 per unit payable May 15, 2008 to unitholders of record on May 7, 2008. The Partnership also reported its most recent earnings results, including record quarterly adjusted net income, as follows:

	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2008	2007
Net income	$103.1	$39.1
Net income per unit	0.99	0.40
Adjusted EBITDA	167.3	118.3
Adjusted net income	89.4	55.4
Adjusted net income per unit	0.85	0.61

Adjusted earnings reported above eliminate the impact of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s derivative transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133. (See Non-GAAP Reconciliations section below.)

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented: “The Partnership is off to a great start this year; with record adjusted quarterly net income and steady progress on our major capital expansion program. In particular, we recently completed significant stages of our Southern Access crude oil expansion and Clarity natural gas transmission line. We expect these new assets will provide the Partnership with long-term sources of incremental cash flow and support increased distributions to our Partners.”

McGill added, “All facets of the Partnership’s business made strong contributions in the first quarter and overall financial results are ahead of our expectations. Highlights include all-time high deliveries for the Lakehead System, continued growth in throughput for our major natural gas systems, and heavy utilization of expanded gas treating and processing capacity.”

For the first quarter of 2008, the Partnership reported progress on its crude oil transportation projects, as follows:

•                  The first stage of the $2.1 billion Southern Access Expansion is mechanically complete. Concurrent with the new pipeline being ready to accept line fill at the Superior Terminal, the system-wide tariff surcharge took effect on April 1. The

Partnership expects the surcharge will generate EBITDA of between $100 and $110 million for its partial year effect in 2008. This initial expansion of the Lakehead crude oil system is designed to provide 190,000 barrels per day (bpd) of capacity for delivery of heavy crude oil to the Chicago area. Stage 2 of the project is on-target to add a further 210,000 bpd of capacity in April 2009.

•                  Detailed engineering and procurement activities are proceeding on schedule for the Alberta Clipper project. The new pipeline between Hardisty, Alberta, and Superior, Wisconsin, will provide initial capacity of 450,000 bpd in mid-2010. The Partnership is undertaking the U.S. portion of the project at an estimated cost of $1.0 billion (in 2007 dollars, excluding capitalized interest). The 15-year tariff agreement with shippers will be filed with the Federal Energy Regulatory Commission (FERC) in the first half of 2008.

•                  Engineering is proceeding on a $150 million project to increase capacity of the North Dakota System by 51,000 bpd in early 2010. An Offer of Settlement filed in January received no protests or complaints; therefore, a decision by the FERC is expected in the next few months. This expansion follows a 30,000 bpd expansion completed in late 2007. The expansions are underpinned by active producer drilling programs in the Williston Basin; particularly in the Bakken Formation for which the U.S. Geological Survey recently increased its estimate of undiscovered, technically recoverable oil reserves to between 3 and 4.3 billion barrels.

The Partnership also reported the status of its major natural gas system project, as follows:

•                  The third major milestone of the $635 million Clarity project was achieved in February with completion of the final leg of a new 36-inch diameter natural gas pipeline from Bethel, Texas, to Southeast Texas near Beaumont. The remaining facilities, an additional pipeline connection and two compression stations, are expected to be completed by the third quarter of this year. The Clarity expansion capacity will then be 700 MMcfd. For the first quarter, natural gas throughput exceeded 300 MMcfd and is expected to increase to approximately 600 MMcfd by the end of this year. With Clarity nearing full completion, the Partnership is constructing expansions into new areas and pursuing system extension opportunities to tie-in additional supply sources and new markets.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2008	2007
Operating revenue	$2,435.3	$1,712.7
Operating expenses:
Cost of natural gas	(2,098.8)	(1,484.3)
Operating and administrative	(116.7)	(97.7)
Power	(38.3)	(30.1)
Depreciation and amortization	(49.2)	(36.5)

Operating income	132.3	64.1
Interest expense	(27.6)	(25.3)
Other income (expense)	(0.3)	1.4
Income before income tax expense	104.4	40.2
Income tax expense	(1.3)	(1.1)
Net income	$103.1	$39.1
Allocations to General Partner	(11.3)	(7.7)
Net income allocable to Limited Partners	$91.8	$31.4
Weighted average units (millions)	92.6	77.8
Net income per unit (dollars)	$0.99	$0.40

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the first quarter of 2008 with the first quarter of 2007. The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses. (See Non-GAAP Reconciliations section below.)

Adjusted Operating Income	Three Months Ended March 31,
(unaudited, dollars in millions)	2008	2007
Liquids	$61.6	$52.6
Natural Gas	45.4	14.1
Marketing	13.4	14.8
Corporate	(2.0)	(1.1)
Adjusted operating income	$118.4	$80.4

Liquids — First quarter operating income for the Liquids segment increased $9.0 million to $61.6 million. This was driven by higher delivery volumes on all three Liquids systems coupled with tariff increases that went into effect during 2007 on each of the liquids systems and in early 2008 on the North Dakota system.

Power costs were $8.2 million higher due to the increased delivery volumes coupled with higher utility rates charged by our power suppliers. Operating costs increased by $3.8 million, primarily due to higher workforce-related and pipeline integrity costs. Deliveries for the three Liquids systems were as follows:

Liquids Deliveries	Three Months Ended March 31,
(barrels per day in thousands)	2008	2007
Lakehead	1,637	1,583
Mid-Continent	251	238
North Dakota	108	93
Total	1,996	1,914

Natural Gas — The Natural Gas segment saw an increase of $31.3 million in quarterly adjusted operating income to $45.4 million. The increase is attributable to greater processing margins and a 17 percent increase in average daily volumes on the three primary natural gas systems. Processing margins increased in connection with the 195 MMcfd of processing capacity added during 2007, as well as increased efficiency at the Zybach processing plant due to corrective maintenance applied in April, 2007.

Operating costs increased by $13.6 million over the first quarter of 2007. Variable operating costs, including workforce-related costs; materials and supplies; and repairs and maintenance of gathering and processing assets, increased in line with the higher systems throughput. Average daily volumes for the Partnership’s three largest natural gas systems were:

Natural Gas Throughputs	Three Months Ended March 31,
(MMBtu per day)	2008	2007
East Texas	1,396,000	1,135,000
Anadarko	616,000	583,000
North Texas	367,000	320,000
Total	2,379,000	2,038,000

Marketing — The Marketing segment reported a $1.4 million decrease in adjusted operating income in the first quarter to $13.4 million. The decrease was primarily due to increases in operating and administrative expenses and depreciation expense.

Partnership Financing — Interest expense increased by $2.3 million, to $27.6 million for the first quarter. Debt balances and interest rates were higher than one year ago; however, this was offset by $19.1 million of interest capitalized to construction projects during the quarter, compared with $8.5 million in the quarter one year ago. Weighted average units outstanding for the quarter increased to 92.6 from 77.8 million units, due to additional partners’ capital raised during past twelve months for expansion projects.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.95 per share payable May 15, 2008 to shareholders of record on May 7, 2008. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on May 5, 2008.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Tuesday, April 29, 2008. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=127670

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until May 9, 2008 by calling (877) 660-6853 and entering Conference Account: 286, ID: 280332. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Adjusted Earnings	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2008	2007
Net income	$103.1	$39.1
Noncash derivative fair value (gains) losses
—Natural Gas	(26.8)	3.1
—Marketing	12.9	13.2
—Corporate	0.2	—
Adjusted net income	89.4	55.4
Allocations to General Partner	(11.0)	(8.0)
Adjusted net income allocable to Limited Partners	78.4	47.4
Weighted average units (millions)	92.6	77.8
Adjusted net income per unit (dollars)	$0.85	$0.61

Natural Gas	Three Months Ended March 31,
(unaudited, dollars in millions)	2008	2007
Operating income	$72.2	$11.0
Noncash derivative fair value (gains) losses	(26.8)	3.1
Adjusted operating income	$45.4	$14.1

Marketing	Three Months Ended March 31,
(unaudited, dollars in millions)	2008	2007
Operating income	$0.5	$1.6

Noncash derivative fair value losses	12.9	13.2
Adjusted operating income	$13.4	$14.8

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended March 31,
(unaudited, dollars in millions)	2008	2007
Net cash provided by operating activities	$276.2	$152.8
Changes in operating assets and liabilities, net of cash acquired	(132.1)	(62.3)
Interest expense (excluding MTM adjustments)	27.4	25.3
Income tax expense	1.3	1.1
Other	(5.5)	1.4
Adjusted EBITDA	$167.3	$118.3

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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